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               COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

The following table sets forth the ratio of earnings to fixed charges of the Company for the nine months ended September 30, 2004 and 2003, the year ended December 31, 2003 and 2002, ten-month period ended December 31, 2001, and the previous two fiscal years ended February 28(29) computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (earnings before income taxes and fixed charges).


                               NINE MONTHS ENDED                YEAR ENDED             TEN MONTHS         FISCAL YEARS ENDED
                                 SEPTEMBER 30,                 DECEMBER 31,              ENDED              FEBRUARY 28(29),
                           -------------------------     -------------------------     DECEMBER 31,   -------------------------
(Dollars are in               2004           2003           2003           2002           2001           2001           2000
  thousands)
                           ----------     ----------     ----------     ----------     ----------     ----------     ----------
Net earnings               $1,972,836     $1,809,219     $2,372,950     $  841,779     $  486,006     $  374,153     $  410,243
Income tax expense          1,217,239      1,110,563      1,472,822        501,244        302,613        211,882        220,955
Interest expense            1,748,140      1,470,492      1,940,207      1,461,066      1,474,719      1,330,724        904,713
Interest portion of
   rental expense              36,071         26,349         36,565         26,671         16,201         17,745         19,080
                           ----------     ----------     ----------     ----------     ----------     ----------     ----------
Earnings available to
   cover fixed charges     $4,974,286     $4,416,623     $5,822,544     $2,830,760     $2,279,539     $1,934,504     $1,554,991
                           ==========     ==========     ==========     ==========     ==========     ==========     ==========

Fixed charges
Interest expense           $1,748,140     $1,470,492     $1,940,207     $1,461,066     $1,474,719     $1,330,724     $  904,713
  Interest portion of
   rental expense              36,071         26,349         36,565         26,671         16,201         17,745         19,080
                           ----------     ----------     ----------     ----------     ----------     ----------     ----------
      Total fixed
       charges             $1,784,211     $1,496,841     $1,976,772     $1,487,737     $1,490,920     $1,348,469     $  923,793
                           ==========     ==========     ==========     ==========     ==========     ==========     ==========
Ratio of earnings
  to fixed charges               2.79           2.95           2.95           1.90           1.53           1.43           1.68
                           ==========     ==========     ==========     ==========     ==========     ==========     ==========
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